Share Issuance Register Click Here to View

Information

The Adair International Oil & Gas, Inc. (AIGI) Share Issuance Register was prepared by the current AIGI management to keep track of their alleged illegal activities. Ms. Vivian Llerena Quintero was responsible for its maintenance and the preparation of instructions to the AIGI transfer agent, currently Mellon Investor Services, for the issuance of new AIGI shares.

Instructions

The AIGI Share Issuance Register covers the last four years (1998
- 2001) of share issuance by the Corporation. Ms. Quintero provided a comment (explanation) for each new issuance of AIGI stock. Her comments provide a guide to the alleged illegal activities of John W. Adair and Jalal Alghani and are found in Column "R" of the Share Issuance Register for each year. The SCORE Group, Inc. recommends every AIGI shareholder read these comments and study the stock transactions to learn the truth about the current AIGI management.


SCORE
John W. Adair and Jalal Alghani have been Stealing AIGI Shares!
Evidence is Available in Column "R" of the Share Issuance Register Prepared By Vivian Llerena Quintero

The SCORE Group's auditor analyzed and cataloged the AIGI stock transactions into the following categories:


Fraudulent Transfer
Corporate Miscellaneous
Corporate Debt
Corporate Fraud
Personal Fraud
Definitions

Fraudulent Transfer: Represents stock transactions that took place when Mr. Adair and Mr. Alghani transferred stock into entities or persons they control, so that stock could be sold without notification to the SEC.

Corporate Miscellaneous: Represents stock transactions in the year 2001 where Mr. Adair and Mr. Alghani issued stock to themselves without reporting it to the SEC. Reference: AIGI 10K & 10Q Stock
Issuance Report.

Corporate Debt: Represents stock transactions where stock was issued by Mr. Adair and Mr. Alghani in lieu of payment for corporate debts. The validity of the services received by the Corporation for some of these corporate debts is very questionable.

Corporate Fraud: Represents stock transactions where Mr. Adair and Mr. Alghani issued stock to themselves to replace stock they had without paying for it. They also did not report these transactions to the SEC.

Personal Fraud: Represents stock transactions where Mr. Adair and
Mr. Alghani issued stock to themselves without paying for it and without reporting it to the SEC.